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                                                                    EXHIBIT 10.7


"Street Technologies Inc."  &  ViaGrafix
Development and Licensing Agreement


                       DEVELOPMENT AND LICENSING AGREEMENT


         This Development and Licensing Agreement (this "Agreement") is entered into on January 22, 1997 by ViaGrafix Corporation, an Oklahoma corporation located at One American Way, Pryor, Oklahoma (ViaGrafix) and Street Technologies, Inc., a Delaware Corporation, with offices at 925 Westchester Ave., White Plains New York (STREET").


                            PURPOSE OF THE AGREEMENT

         ViaGrafix and STREET are entering into an Agreement under which ViaGrafix is granted a non-exclusive license to use Street Author and other various products and technologies owned and developed by STREET.

         This agreement provides for ViaGrafix to develop multimedia training using various computer-based authoring tool & learning & development technology tools that are owned and copyrighted by STREET.


1.  DEFINITIONS:

         (a) "Street Products" shall mean all of the existing and future tools, products, technologies and systems developed and employed by STREET for imparting knowledge electronically, including Street Author and Street Trainer.

         (b) "Developed Content" shall mean all multimedia content, curriculum, or materials developed by ViaGrafix using Street Products, prior to and during the term of this contract.

         (c) "Developed Titles" shall mean individual ViaGrafix training courses that have been, or will be produced using Street Products."

         (d) "Networkable Use" shall mean the delivery of the content, curriculum, or materials of the Developed Titles over a LAN, the Internet, or an Intranet.

         (e) "Single Station Use" shall mean the delivery of the content, curriculum, or materials of the Developed titles via CD-ROM to a single PC.

2.  DEVELOPMENT RIGHT:

         ViaGrafix shall have the non-exclusive right to use Street Products to design and develop multimedia content, curriculum and materials during the term of this contract, and for a period of twelve months following the termination of this agreement.

3.  COMPENSATION AND PAYMENTS:

         ViaGrafix and STREET shall share in the revenues generated from the licensing, transfer or sale of any of the Developed Content for Networkable Use, in accordance with the following table of royalties:



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
Source of Sale             ViaGrafix Percentage               STREET Percentage
ViaGrafix Sells                     70%                                30%
STREET Sells                        30%                                70%

         As used in the above table, "ViaGrafix Sells" shall mean a sale that is closed and invoiced by ViaGrafix, "STREET Sells" shall mean a sale that is closed and invoiced by STREET. Each party shall pay to the other party, on a net 30-day basis. All royalties owed are based upon the percentages of collected revenues, per the above table. Each party shall maintain, in accordance with generally accepted accounting principles consistently applied, complete and accurate books and records of accounts and other records kept in the ordinary course of its business pertaining to any and all transactions arising our of or relating to this Agreement. Each party shall have the right, upon ten business days notice, to examine, audit, inspect, copy and abstract all books and records (computer or other) and other documents of the other party relating to this Agreement. Should such audit disclose that the audited party has not paid all fees and other compensation due the auditing party, the audited party shall immediately pay such fees plus interest at the rate of 1.5% per month from the date the unpaid payment was due. If the amount owed the auditing party exceeds 5% of the fees due for the period being audited, the audited party shall reimburse the auditing party for its expenses in conducting the audit. In the event there is a dispute as to the findings of any audit, an independent auditor shall be engaged by the parties, at the initial expense of the auditing party. Such independent auditor's findings shall be final and the provisions above regarding interest and the auditing party's cost of audit (including the cost of the independent auditor) shall apply.

         ViaGrafix shall have the sole and exclusive rights to the licensing, transfer or sale of any of the Developed Content for Single Station Use, and there will be no royalties due to STREET for revenues generated from activities involving Single Station Use.

4.  GUARANTEED ROYALTY ADVANCE:

         STREET shall advance to ViaGrafix the sum of fifteen thousand dollars per Developed Title for the first 21 Developed Titles produced by ViaGrafix. These payments shall be a guaranteed advance against the royalties due to ViaGrafix for the first 21 Developed Titles under paragraph three. This payment will be completed by March 1, 1997. These first 21 Developed Titles are listed in Exhibit A.

         STREET shall advance to ViaGrafix the sum of three thousand dollars per Developed Title for each subsequent Developed Title produced by ViaGrafix that STREET chooses to have network-enabled for sale by STREET. These payments shall be a guaranteed advance against the royalties due to ViaGrafix for each title under paragraph three. In order for STREET to control its commitment in advanced royalties on an ongoing basis, the following procedure will be used: (1) ViaGrafix will provide in writing a list of all titles currently in development to STREET each month. (2) STREET will provide in writing a list in those titles that it chooses to have network-enabled. (3) The advanced royalty will be due 30 days after the delivery to STREET of each completed network-enabled Developed Title.

         There will be no advanced royalty on Developed Titles that are not network-enabled. However, STREET may request in writing that ViaGrafix network-enable any Developed Title


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that is not network-enabled. The advanced royalty will be due 30 days after the delivery to STREET of each such network-enabled Developed Title.

5.  TERM:

         The rights and obligations of ViaGrafix and STREET shall be effective for an initial term of three years commencing with the execution of this Agreement. The Agreement shall be automatically renewed for successive terms of one year, unless either party gives notice in writing of termination at least thirty days prior to the end of the first or subsequent, renewal term.

         Either party may terminate this Agreement upon (1) thirty days written notice to the other following any material breach or omission to the other with respect to any term, representation, warranty, condition, or covenant hereof and
(2) the failure of such other party to cure such breach or omission prior to the expiration of such thirty-day period.

6.  AUTHORITY TO CREATE WORK:

         In creating any work under this contract STREET and ViaGrafix represent that they have complied with any and all laws respecting intellectual property rights, patents, trademarks and copyrights, and agree to indemnify and hold each other harmless from any and all such claims or liabilities of any sort.

7.  OWNERSHIP:

         Any Developed Content shall be considered to be owned by the ViaGrafix, who shall own all intellectual rights under any statute or law. However no license to use any title to any work shall be granted to any person or entity without compensation in accordance with this agreement to the other party.

8.  LICENSE GRANT:

         STREET shall have and is granted a permanent, unlimited, non-revocable, perpetual license to sell or distribute the Developed Content, and will continue to pay royalties to ViaGrafix as provided for in paragraph four. ViaGrafix shall have and is granted a permanent, unlimited, non-revocable, perpetual license to sell or distribute the Developed Content, and will continue to pay royalties to STREET as provided for in paragraph four. This paragraph shall survive the termination of this agreement.

9.  CONFIDENTIALITY:

         Each party agrees to keep any confidential information or trade secrets in such a manner as to only permit employees who need to know access to such information.

10. THIRD PARTIES - NO JOINT VENTURE:

         Nothing contained this Agreement, whether expressed or implied, is intended or shall be construed to confer upon or grant to any person other than the parties and their respective assigns, successors, or legal or personal representatives any right, remedy, obligation, or liability under or by reason of this Agreement. The parties are not, and shall not be deemed to be joint venturers or partners of the other and neither party shall have the authority to act on behalf of the other or bind the other to any contract or agreement.



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11. MISCELLANEOUS:

         If any provision of this Agreement is declared invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. Waiver by either ViaGrafix or STREET of one of more terms, conditions, or defaults of this Agreement shall not constitute a waiver of the remaining terms and conditions or of any future defaults of this Agreement. The validity, interpretation, and performance of this Agreement shall be controlled and construed under the laws of the United States of America and the laws of the State of Oklahoma.

12. REMEDIES:

         All disputes arising in connection with this Agreement shall be finally settled under the rules of the American Arbitration Association by one or more arbitrators appointed in accordance with the said Rules. All disputes shall be decided based on the application of the substantive and procedural laws of the state of Oklahoma in the United States of America. However, Oklahoma's choice of law rules is not to be applied in any dispute. All arbitration shall be conducted in Oklahoma, unless agreed otherwise by both STREET and ViaGrafix. The choice of language for settling all disputes shall be English. If there is a conflict between the rules of the American Arbitration Association and the procedures set forth in this Agreement, the procedures set forth in this Agreement shall control.

13. NOTICES:

         No amendment or modification to this Agreement shall be effective unless in writing and signed by both parties. Any notices and other communications between the parties in connection with this Agreement shall be delivered by overnight courier, or U.S. mail as follows: (a) if to ViaGrafix, to ViaGrafix Corporation, One American Way, Pryor, OK 74361, and (b) if to STREET, to Street Technologies, Inc., 925 Westchester Avenue, Lobby #1, White Plains, New York, 10604.




For:                                                 For:
ViaGrafix                                            Street Technologies, Inc.

/s/ MIKE WEBSTER                                     /s/ STEPHEN P. GOTT
-----------------------                              --------------------------
Mike Webster                                         Steve Gott






















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



                                   EXHIBIT "A"


To contract dated August 1997 between ViaGrafix Corp. and Street Technologies
Inc.


1.    Learning Windows 95, Introduction
2.    Learning Windows 95, Advanced
3.    Learning Windows 95, Secrets & Timesavers
4.    Learning Word 7.0, Introduction
5.    Learning Word 7.0, Intermediate
6.    Learning Word 7.0, Advanced
7.    Learning Excel 7.0, Introduction
8.    Learning Excel 7.0, Intermediate
9.    Learning Excel 7.0, Advanced
10.   Learning Access 7.0, Introduction
11.   Learning Access 7.0, Intermediate
12.   Learning Access 7.0, Advanced
13.   Learning PowerPoint 7.0, Introduction
14.   Learning PowerPoint 7.0, Advanced
15.   Learning Schedule+
16.   Learning Windows NT 4.0,
17.   Learning Windows NT 4.0,
18.   Learning Windows NT 4.0,
19.   Learning Windows NT 4.0,
20.   Learning Lotus Notes 4, Volume 1
21.   Learning Lotus Notes 4, Volume 2




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                  RIDER "A" AMENDING CONTRACT BETWEEN VIAGRAFIX
                          AND STREET TECHNOLOGIES, INC.

PARAGRAPH 14 IS HEREBY AMENDED TO READ AS FOLLOWS:


14. ViaGrafix will not use "Street Technologies, Inc.'s" software to facilitate the development of a product to be sold by The Gartner Group or by NETG. Nothing contained in any preceding paragraph shall require or be construed to permit ViaGrafix, to sublicense "Street Technologies, Inc.'s" software or assign this contract to Gartner Group or NETG, or to require "Street Technologies, Inc." to consent to an assignment or a sub license of any technology or product to the Gartner Group or NETG.



                                                               Initial /s/ SG
                                                                       --------

                                                               Initial /s/ MW
                                                                       --------


















Dated: January 23, 1997

Street Technologies, Inc.                   ViaGrafix


BY /s/ STEPHEN P. GOTT                      BY /s/ MIKE WEBSTER
   -------------------------                   ------------------------
       Stephen Gott, pres.                        Mike Webster CEO




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